Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

ALTERA ANNOUNCES DEVELOPMENTS RELATING TO

REVIEW OF HISTORICAL OPTION PRACTICES

San Jose, Calif., May 25, 2006 — Altera Corporation (NASDAQ:ALTR) today announced the following related to the ongoing review of its historical stock option practices.

SEC INQUIRY AND UNITED STATES ATTORNEY SUBPOENA

As previously announced, as a result of potential issues concerning stock options granted during the period 1996 through 2000 identified by Altera’s management, the company’s board of directors established a special committee of directors to review the company’s historical stock option practices and related accounting. Altera notified the U.S. Securities and Exchange Commission (SEC) of the special committee’s review and subsequently received notice that the SEC staff has opened an inquiry relating to this matter.

Altera Corporation also has received a subpoena from the office of the United States Attorney for the Northern District of California relating to the granting of stock options.

Altera is cooperating with both agencies.

NASDAQ LISTING QUALIFICATION PANEL HEARING

Altera has requested a hearing in response to the recent NASDAQ Staff Determination notice indicating that Altera securities will be delisted from the NASDAQ stock market because of its failure to file its Quarterly Report Form 10-Q for the period ended March 31, 2006. NASDAQ has notified Altera that a hearing has been granted and is scheduled for June 22, 2006. Altera’s delisting is stayed pending the hearing. At the hearing, Altera will explain the reasons for the company’s non-compliance with NASDAQ listing regulations and the company’s proposed plan for regaining compliance. Once the hearing concludes, it may take up to several weeks for the NASDAQ Listing Qualifications Panel to release its decision, and the delisting would be stayed pending that decision. There are also opportunities to seek an extension of time and to appeal NASDAQ’s decision, if required.

SHAREHOLDER DERIVATIVE LITIGATION

Altera has been notified that two shareholder derivative lawsuits have been filed in the Superior Court of the State of California, County of Santa Clara, by persons identifying themselves as Altera shareholders and purporting to act on behalf of Altera, naming Altera Corporation as a nominal defendant and naming some of the company’s current and former officers and directors as defendants.

Cautionary Statement

There are a number of risks involved with the proceedings identified in this press release, as well as additional proceedings that Altera may face as a result of its recent announcements related to its stock option grants, and the outcome of its internal review, and we cannot predict the outcome of any of these proceedings. Investors are cautioned that Altera also faces the risks discussed in the company’s Form 10-K filed with the SEC on March 14, 2006. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. The statements made herein are made as of the date of this press release, and the company does not undertake an obligation to update these statements.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate differentiate, and win in their markets. Find out more at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.